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                                                                   EXHIBIT 10.14
                           CHANGE IN CONTROL AGREEMENT

                     THIS CHANGE IN CONTROL AGREEMENT ("Agreement") dated as of August 1, 2000 (the "Effective Date") is entered by and between Bruce J. Wood, 3983 East Alta Approach Road, Sandy, Utah 84092 ("Executive") and Weider Nutrition Group, Inc., a Utah corporation (the "Company").

                                   WITNESSETH:

                     WHEREAS, Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short and long term profitability, growth and financial strength of the Company;

                     WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists;

                     WHEREAS, the Company desires to assure itself of both present and future continuity of management;

                     WHEREAS, the Company wishes to ensure that Executive is not practically disabled from discharging his duties in respect of a proposed or actual transaction involving a Change in Control; and

                     WHEREAS, the Company desires to provide additional inducement for Executive to continue to remain in the employ of the Company.

                     NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

                     1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

                     (a) "Affiliate" shall mean a domestic or foreign business entity controlled by, controlling, under common control with, or in a joint venture with, the applicable person or entity.

                     (b) "Aggregate Spread" shall mean the product of (i) the aggregate number of shares of Common Stock subject to all Options held by Executive as of the Effective Date or granted to Executive following the Effective Date and on or prior to the Closing Date and (ii) the excess of (A) the Change in Control Value over (B) the Exercise Price of such Options.

                     (c) "Board" shall mean the Board of Directors of the Company.

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                     (d) "Cause" shall mean Executive's:

                         (i) Fraud, misappropriation, embezzlement, or other act
of material misconduct against the Company or any of its Affiliates;

                         (ii) Substantial and willful failure to perform
specific and lawful directives of the Board, as reasonably determined by the Board;

                         (iii) Willful and knowing violation of any rules or
regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company; or

                         (iv) Conviction of or plea of guilty or nolo contendere
to a felony.

                    (e) "Change in Control" shall mean the occurrence during the Term of this Agreement (as set forth in Section 2) of both (i) and (ii), below:

                         (i) Change in the Board. A change in the composition of
the Board over a period of twelve consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board; and

                    (ii) One of:

                         (A) Sale of Assets. The sale of all or substantially
all of the assets and business of the Company in substantially a single transaction;

                         (B) Merger. The merger or consolidation of the Company
with and into another corporation if, following such merger or consolidation, persons who were not direct or indirect shareholders of the Company immediately prior to such event (other than persons in which such original shareholders themselves have an interest) ("New Shareholders"), will collectively own stock in the surviving corporation representing both (A) more than 30% of the surviving corporation's total equity value and (B) more than that percentage of the surviving corporation's total equity value owned by the Weider Group, provided, however, that such merger or consolidation shall not be covered by this paragraph (ii) if the Weider Group owns 30% or more of the surviving corporation's total equity value and no New Shareholders who constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, own more than that percentage of the surviving corporation's total equity value owned by the Weider Group; or

                         (C) Sale of Stock. Acquisition of 50% or more of the
fair market value of the outstanding capital stock of the Company by one or more other persons if, following such acquisition, persons who were not direct or indirect shareholders of the

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Company immediately prior to such event (other than persons in which such original shareholders themselves have an interest), will collectively own stock of the Company representing more than 50% of the Company's total equity value.

                         (f) "Change in Control Value" shall mean the value per
share of Common Stock as of the effective time of any Change in Control, as determined in good faith by the Board or any committee thereof.

                         (g) "Closing Date" shall mean the effective date of a
Change in Control.

                         (h) "Code" shall mean the Internal Revenue Code of
1986, as amended.

                         (i) "Common Stock" shall mean the Company's Class A
Common Stock, par value $0.01 per share.

                         (j) "Employment Agreement" shall mean that certain
employment agreement entered into by and between Executive and Weider Nutrition Group, Inc., a Utah corporation, as of June 3, 1999, as such agreement may be amended from time to time.

                         (k) "Exercise Price" shall mean the exercise price per
share of Common Stock subject to an Option.

                         (l) "Good Reason" shall mean any of the following
events which is not cured by the Company within 15 days after written notice thereof is provided to the Company by Executive: (i) any material reduction in the total amount of Executive's base salary or bonus; (ii) any material adverse change in Executive's job titles, duties, responsibilities, perquisites or authority without Executive's consent; or (iii) any involuntary relocation of Executive's principal place of business to a location more than 50 miles from Executive's current principal place of business.

                         (m) "Option" shall mean an option to purchase shares of
Common Stock granted by the Company to Executive.

                         (n) "Transaction Target Percentage" shall mean: (i) if
the Change in Control Value is $6.00 per share or less, .63%; (ii) if the Change in Control Value is $7.00 per share, .75%; (iii) if the Change in Control Value is $8.00 per share, .85%; (iv) if the Change in Control Value is $9.00 per share, .90%; (v) if the Change in Control Value is $10.00 per share, .95%; (vi) if the Change in Control Value is $11.00 per share or more, 1.00%. In the event the Change in Control Value is between any two Change in Control Values described in subsections (i) - (vi) above, the Transaction Target Percentage shall be determined by means of linear interpolation between the two applicable Change in Control Values.

                         (o) "Transaction Value" shall mean the aggregate fair
market value of Company, as determined based upon the consideration received by the Company's stockholders in connection with the Change in Control. The Transaction Value shall be determined in good

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faith by the Board in its discretion, taking into account the value of any non-cash consideration (including any debt assumed by the purchaser) and any anticipated post-Closing Date adjustments. In the event that the Company's stockholders retain any portion of their interests in the Company following the Change in Control, the post-Closing Date fair market value of such portion (as determined in connection with the Change in Control) shall be taken into account as "consideration received" for purposes of calculating the Transaction Value.

                         (p) "Weider Group" shall mean Weider Heath and Fitness,
a Nevada corporation (or its successor) and its Affiliates.

         2. Term of Agreement. This Agreement shall be effective with respect to any Change in Control that is both (i) subject to a definitive written purchase, sale, merger or similar agreement entered into during the period beginning on the Effective Date and ending on the expiration of 12 months following the Effective Date and (ii) consummated on or prior to the expiration of 18 months following the Effective Date.

         3. Retention Bonus. In the event that:

            (a) Executive continues his employment with the Company through the effective date of a Change in Control,

            (b) Executive's employment is terminated by the Company without Cause prior to the effective date of a Change in Control, or

            (c) Executive terminates his employment with the Company for Good Reason,

the Company shall pay to Executive a lump-sum cash bonus (the "Retention Bonus") in the amount of the excess of:

            (x) The product of (i) the Transaction Value, and (ii) Transaction Target Percentage,

             over

            (y) The Aggregate Spread, if any.

                     The Retention Bonus shall be payable by the Company to Executive within 30 days following the Closing Date.

         4. Severance Payment. In addition to any severance payments Executive may be entitled to receive under the Employment Agreement or otherwise, in the event Executive's employment with the Company is terminated pursuant to Section
5.2 or 5.3 of the Employment Agreement during the period beginning on the Closing Date, the Company shall pay to Executive an amount equal to his Base Salary (as defined in the Employment Agreement). Such amount shall be payable to Executive in 12 equal monthly installments, beginning on the

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month following the last month Executive receives any payments under Section 6 of the Employment Agreement.

5.         Parachute Payments.

         (a) If it is determined (as hereafter provided) that Executive would be subject to the excise tax imposed by Code Section 4999 to which Executive would not have been subject but for any payment or Option vesting (collectively a "Payment") occurring pursuant to the terms of this Agreement or otherwise upon a Change in Control (a "Parachute Tax"), then Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment.

         (b) Subject to the provisions of Section 5(a) hereof, all determinations required to be made under this Section 5, including whether a Parachute Tax is payable by Executive and the amount of such Parachute Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Company). For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the determination date, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Parachute Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Parachute Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Parachute Tax on his federal tax return. Any good faith determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company's obligation to provide any Gross-Up Payments that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Code Section 4999 at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to

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pursue its remedies pursuant to Section 5(f) hereof and Executive thereafter is required to make a payment of any Parachute Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

         (c) The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5(b) hereof.

         (d) The federal tax returns filed by Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax payable by Executive. Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, the Accounting Firm determines in good faith that the amount of the Gross-Up Payment should be reduced, Executive shall within five business days pay to the Company the amount of such reduction.

         (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 5(b) and (d) hereof shall be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company shall reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

         (f) In the event that the Internal Revenue Service claims that any payment or benefit received under this Agreement constitutes an "excess parachute payment" within the meaning of Code Section 280G(b)(1), Executive shall notify the Company in writing of such claim. Such notification shall be given as soon as practicable but not later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall
(i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal

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representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Executive; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for and against for any Parachute Tax or income tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

         (g) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis, and shall indemnify and hold Executive harmless, on an after tax basis, from any Parachute Tax (or other tax including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statue of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a corporate deduction would be disallowed pursuant to Code Section 280G and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without Executive's consent if such position or resolution could reasonably be expected to adversely affect Executive unrelated to matters covered hereto.

         (h) If, after the receipt by Executive of an amount advanced by the Company in connection with the contest of the Parachute Tax claim, Executive receives any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, if the amount of that refund exceeds the amount advanced by the Company Executive may retain such excess. If, after the receipt by Executive of an amount advanced by the Company in connection with a Parachute Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination such advance shall be deemed to be in consideration for services rendered after the Date of Termination.

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6.         Successors and Binding Agreement.

            (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control) to the business or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons directly or indirectly acquiring the business or assets of the Company in a transaction constituting a Change in Control (and such successor shall thereafter be deemed the "Company" for the purpose of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

            (b) This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

            (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 6(a) and 6(b). Without limiting the generality or effect of the foregoing, Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 6(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

         7. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or DHL, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         8. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it

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enforceable, valid or legal.

         9. Governing Law; Jurisdiction. The laws of the state of [Utah] shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding against Executive, with respect to this Agreement, or any judgment entered by any court in respect of any of such, may be brought in any court of competent jurisdiction in the State of [Utah], and Executive hereby submits to the jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

         10. Confidentiality. Executive agrees that, without the prior written consent of the Chairman of the Board of Directors of the Company or except as required by law, Executive will not disclose to any person the existence or contents of this Agreement or that discussions or negotiations are taking place concerning a possible merger, sale or similar transaction between the Company and a third party or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

         11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

         12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

                            [signature page follows]


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.


                                          WEIDER NUTRITION GROUP, INC.




                                          By:
                                         _______________________________________


                                          Title:
                                         _______________________________________





                                          EXECUTIVE



                                         _______________________________________
                                          Bruce J. Wood

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